Exhibit 10.17
MONSTER WORLDWIDE, INC.
622 THIRD AVENUE
NEW YORK, NY 10017
March 2, 2007
Mr. Darko Dejanovic
2007 Bennett Avenue
Evanston, IL 60201
Dear Darko:
This will confirm our understanding and agreement (the “Agreement”) with respect to your employment as Senior Vice President-Global Chief Information Officer of Monster Worldwide, Inc. (the “Company”). You and the Company hereby agree as follows:
1. The Company agrees to employ you and you agree to be employed by the Company as Senior Vice President-Global Chief Information Officer, with such duties and responsibilities with respect to the Company and its affiliates as the Company’s Chief Executive Officer (“CEO”) or his designee reasonably direct. You agree to devote your best efforts, energies, abilities and full business time, skill and attention to your duties. You agree to perform the duties and responsibilities assigned to you to the best of your ability, in a diligent, trustworthy, businesslike and efficient manner for the purpose of advancing the business of the Company and to adhere to any and all of the employment policies of the Company. The start date of your employment pursuant to this agreement shall be on or about April 16, 2007.
2. In consideration for your services and other agreements hereunder, during your employment the Company shall (a) pay you a base salary of $450,000 per year (prorated for periods of less than a full year) in regular installments in accordance with the Company’s payroll practice for salaried employees, (b) provide you with medical, dental and disability coverage, if any, and 401(k) Plan, life insurance and other benefit plan eligibility, if any, in accordance with the Company’s policies, (c) provide you with four weeks vacation per year in accordance with the Company’s policies (prorated for periods of less than a full year), (d) provide you with the opportunity to earn annual performance based bonuses with the target of 100% of his base salary in amounts determined by and on the basis of satisfaction of such performance goals as are established by the Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”) under the Company’s 1999 Long Term Incentive Plan (or any similar or successor plan) and (e) provide you the opportunity to participate in any long-term equity plan for executives of your level which may be instituted from time to time. Your base salary will be reviewed on an annual basis, it being understood that any increases in compensation shall be subject to the sole discretion of the Company.
If you have not been terminated with “cause” prior to such time, the Company shall pay you a one-time sign-on bonus no later than 30 days after your start date in the amount of $100,000 minus all applicable withholding and other taxes. Should your employment cease with the Company prior to your one-year anniversary with the Company, you shall be required to pay back to the Company such bonus pro-rated for the amount of time served with the Company over that twelve-month period. You shall not be required to pay back any portion of such sign-on bonus if you are terminated without “cause” as defined herein.

Assuming your continued employment with the Company through December 31, 2007, your 2007 bonus shall be a minimum of $450,000, minus all applicable withholding and other taxes. All bonuses in addition to or subsequent to the 2007 bonus, if any, are at the discretion of the Company.
Subject to approval from the Company’s Compensation Committee and the requirements of the relevant securities laws, the Company shall also issue you 12,000 restricted stock units pursuant to the Company’s standard form including the four-year vesting schedule.
The Company shall also pay your reasonably incurred relocation expenses to the Massachusetts area consistent with the Company’s relocation policy.
3. You may terminate this Agreement at any time upon 60 days’ prior written notice. The Company may terminate this agreement at any time upon written notice. This Agreement shall also terminate automatically in the event you should die or, in the reasonable determination of the Company, become unable to perform by reason of physical or mental incompetency your obligations hereunder for a period of 120 days in any 365 day period. It is understood and agreed that in the event that this agreement is terminated by the Company other than for Cause (as defined in Section 4 below) then subject to (i) your execution and delivery of the Company’s then current form of separation agreement and general release applicable to similarly situated employees and (ii) the expiration of any rescission period provided thereby (without the rescission having been exercised), you shall, as your sole and exclusive remedy, be entitled to (a) receive severance equal to one times your then applicable annual base salary, payable over a period of twelve months (deleted “Non Compete Period) in regular installments in accordance with the Company’s applicable payroll practice for salaried employees and (b) for a period of 12 months after the effective date of termination of your employment, have the Company make available to you (through COBRA) medical and dental benefits on the same terms and conditions as would have been made available to you (including employee premium contributions) had you remained employed by the Company during such period. The Company may accelerate the timing of any payment payable to you under this agreement in the event the Company determines that such acceleration would minimize or eliminate the risk that any payment to you hereunder would be deemed to violate Section 409 of the Internal Revenue Code of 1986, as it may be amended from time to time.
Except as expressly provided in this Section 3 sentence, in the event of the termination of this agreement or your employment for any reason, the Company shall have no further obligations to you hereunder or with respect to your employment from the effective date of termination. “Cause” shall mean the occurrence of any one or more of the following events: (i) your willful failure or gross negligence in performance of your duties or compliance with the reasonable directions of the CEO or the Board that remains not remedied for a period of twenty (20) days after the CEO or the Board has given written notice specifying in reasonable detail your failure to perform such duties or comply with such directions; (ii) your failure to comply with a material employment policy of the Company that remains unremedied for a period of twenty (20) days after the CEO or the Board has given written notice to you specifying in reasonable detail your failure to comply; or (iii) your commission of (a) a felony, (b) criminal dishonesty or (c) fraud.
4. You acknowledge that you have not relied on any representation not set forth in this Agreement. You represent that you are free to enter into this employment arrangement and that you are not bound by any restrictive covenants or similar provisions restricting the performance of your duties hereunder other than what was previously disclosed.

5. In the event there is a Change in Control (as defined in paragraph 6 below), any shares of Company Common Stock covered by any restricted stock unit agreement between you and the Company shall automatically and immediately become fully vested. In addition, be entitled to (a) receive severance equal to one times your then applicable annual base salary, payable over a period of twelve months in regular installments in accordance with the Company’s applicable payroll practice for salaried employees and (b) for a period of 12 months after the effective date of termination of your employment, have the Company make available to you (through COBRA) medical and dental benefits on the same terms and conditions as would have been made available to you (including employee premium contributions) had you remained employed by the Company during such period, in the event of change of control and if one of the following occurs:
(i) your employment with the Company is terminated.
(ii) you voluntarily resign as a result of reduction in the nature or scope of your authority or duties, a reduction in your compensation or benefits, or a change in the city in which you are required to perform your duties.
6. For purposes hereof, the term “Change in Control” shall be deemed to occur if (1) there shall be consummated (A) any consolidation, merger or reorganization involving the Company, unless such consolidation, merger or reorganization is a “Non-Control Transaction” (as defined below) or (B) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company, or (2) the stockholders of the Company shall approve any plan or proposal for liquidation or dissolution of the Company, or (3) any person (as such term is used in Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), shall become the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of more than 50% of the combined voting power of the Company’s then outstanding voting securities other than (a) a person who owns or owned shares of Class B Common Stock of the Company, (b) pursuant to a plan or arrangement entered into by such person and the Company, or (c) pursuant to receipt of such shares from a stockholder of the Company pursuant to such stockholder’s will or the laws of descent and distribution. A “Non-Control Transaction” shall mean a consolidation, merger or reorganization of the Company where (1) the stockholders of the Company immediately before such consolidation, merger or reorganization own, directly or indirectly, at least a majority of the combined voting power of the outstanding voting securities of the corporation resulting from such consolidation, merger or reorganization (the “Surviving Corporation”), (2) the individuals who were members of the Board of the Company immediately prior to the execution of the agreement providing for such consolidation, merger or reorganization constitute at least 50% of the members of the Board of Directors of the Surviving Corporation, or a corporation directly or indirectly beneficially owning a majority of the voting securities of the Surviving Corporation and (3) no person (other than (a) the Company, (b) any subsidiary of the Company, (c) any employee benefit plan (or any trust forming a part thereof) maintained by the Company, the Surviving Corporation or any subsidiary, or (d) any person who, immediately prior to such consolidation, merger or reorganization, beneficially owned more than 50% of the combined voting power of the Company’s then outstanding voting securities) beneficially owns more than 50% of the combined voting power of the Surviving Corporation’s then outstanding voting securities.

7. You acknowledge that during the course of your employment with the Company you will have access to trade secret, proprietary and confidential information relating to the Company and its clients, including but not limited to marketing data, financial information, client lists (including without limitation Rolodex type or computer based compilations maintained by the Company or you), details of Company or client programs and methods, pricing policies, strategies, profit margins and software. During the course of your employment and thereafter, you agree to keep secret and retain in strictest confidence all of such trade secret, proprietary and confidential information and not to disclose, disseminate or use such information to your own advantage or for the advantage of any party other than the Company.
8. During the Non-Solicitation Period, you agree that you will not, directly or indirectly, (a) call on, solicit, perform services for, interfere with or endeavor to entice away from the Company any client to whom the Company provided services at any time during the 12 months preceding the last day of your employment with the Company, or any prospective client to whom the Company had made a presentation at any time during the 12 months preceding the last day of your employment with the Company; and (b) hire, attempt to hire, solicit for employment or encourage the departure of any employee of the Company or any individual who was employed by the Company at any time during the 12 months preceding the last day of your employment with the Company. This non-solicitation does not restrict me from working for any competitor of Monster or any other firm at any time after my last day of employment with Monster, subject to my compliance with item 9 below.
9. During the Noncompete Period of three months, you agree that you shall not, anywhere in the United States or elsewhere in the world, directly or indirectly, engage, participate or assist in lines of business directly competitive to the business of the Company and its subsidiaries. The foregoing covenant is intended to prohibit you from engaging in such activities as owner, creditor, partner, stockholder, consultant, advisor or lender (except as a holder of equity securities that are publicly traded on a stock exchange or the recognized over-the-counter market, and then only to the extent of owning not more than three percent (3%) of the issued and outstanding equity securities of the relevant issuer so long as you is not an affiliate of such issuer), contractor or agent for any person, firm or corporation that directly competes with the business of the Company or its subsidiaries.
10. You understand and agree that the covenants set forth in Sections 7, 8 and 9 (the “Restrictive Covenants”) are reasonable in scope and have been agreed to by you in connection with the benefits to be received by you hereunder. You further acknowledge that the scope of the business of the Company and its subsidiaries is independent of location (such that it is not practical to limit the restrictions contained in the Restrictive Covenants to a specified county, city, or part thereof) and that, accordingly, the geographical restriction contained in the Restrictive Covenants is reasonable in all respects and necessary to protect the goodwill and confidential information and work product of the business of the Company and its subsidiaries and that, without such protection, the customer and client relations of the Company and its subsidiaries and competitive advantage of the Company and its subsidiaries would be materially adversely affected. It is specifically recognized by you that the Company and its subsidiaries have a protectable interest in prohibiting you from competing with the Company and its subsidiaries as provided in the Restrictive Covenants, and that money damages are insufficient to protect such interests, and that the Company would not enter into this agreement without the restrictions contained in the Restrictive Covenants. You further acknowledge that the restrictions contained in the Restrictive Covenants do not impose an undue hardship on you and, since you have general business skills which may be used in industries other than the business of the Company or its subsidiaries, do not deprive you of your livelihood. You agree that the Restrictive Covenants shall be construed as agreements independent of any other provisions of this Agreement and shall survive any order of a court of competent jurisdiction terminating any other provisions of this agreement.

11. The parties agree that to the extent any provision or portion of the Restrictive Covenants shall be held, found or deemed to be unreasonable, unlawful or unenforceable by a court of competent jurisdiction, then any such provision or portion thereof shall be deemed to be modified to the extent necessary in order that any such provision or portion thereof shall be legally enforceable to the fullest extent permitted by applicable law, and further agree that if any part of the Restrictive Covenants shall be so found or deemed unreasonable, unlawful or unenforceable, such unenforceability shall not affect the remaining portions of the Restrictive Covenants, which shall be fully enforced; and the parties do further agree that any court of competent jurisdiction shall, and the parties hereto do hereby expressly authorize, require and empower any court of competent jurisdiction to, enforce any such provision or portion thereof in order that any such provision or portion thereof shall be enforced to the fullest extent permitted by applicable law.
12. As the violation by you of the Restrictive Covenants would cause irreparable harm which cannot be adequately compensated in damages to the Company due to, among other things, the knowledge by you of trade secrets and proprietary information of the business of the Company and its subsidiaries, and there is no adequate remedy at law for such violation, the Company shall have the right in addition to any other remedies available, at law or in equity, to injunctive or other equitable relief to restrain you from violating such provisions (without any requirement to post a bond or other security). You hereby waive any and all defenses you may have on the ground of lack of competence of the court to grant an injunction or other equitable relief. The existence of this right shall not preclude any other rights and remedies at law or in equity which the Company may have.
13. All notices, demands or other communications to be given or delivered under or by reason of this agreement shall be in writing and shall be deemed to have been properly served if delivered personally, by courier, or by certified or registered mail, return receipt requested and first class postage prepaid, in case of notice to the Company, to the attention of the Chief Executive Officer (with a copy to the General Counsel) and in the case of notices to you to your office or residence address, or such other addresses as the recipient party has specified by prior written notice to the sending party. All such notices and communications shall be deemed received upon the actual delivery thereof in accordance with the foregoing.
14. You may not assign or delegate this agreement or any of your rights or obligations hereunder without the prior written consent of the Company. All references in this agreement to practices or policies of the Company are references to such practices or policies as may be in effect from time to time.

15. This Agreement (a) constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes any previous arrangements relating thereto, as well as any previous arrangements relating to employment between you and any of the Company’s affiliates, (b) may be signed in counterparts, (c) shall be governed by the laws of the State of Massachusetts (other than the conflicts of laws provisions thereof) and (d) may not be amended, terminated, extended or waived orally.
Please understand that while it is our hope that our relationship will be a long one, your employment will strictly be on at “at will” basis. Nothing in this letter should be construed as creating any other type of employment relationship.
Please sign the additional originally executed copy of this letter in the space provided for your signature below to indicate your acceptance and agreement with the terms of this letter agreement and return one fully executed original to me.

Very truly yours, MONSTER WORLDWIDE, INC.
By:	/s/ Erin Barriere
	Name:	Erin Barriere
	Title:	VP, Human Resources, Technology

Accepted and agreed

/s/ Darko Dejanovic	3/15/07
Darko Dejanovic

SECTION 409A COMPLIANCE AMENDMENT
TO EXECUTIVE EMPLOYMENT AGREEMENT
This Agreement is entered into as of January 1, 2009, by and between Monster Worldwide, Inc., a Delaware corporation (the “Company”), and Darko Dejanovic (the “Executive”).
WHEREAS, the Company and the Executive previously entered into an Employment Agreement, dated March 2, 2007 (the “Agreement”), which Agreement may be amended by a written instrument executed by both parties; and
WHEREAS, the Company and the Executive desire to amend the Agreement to comply in all respects with the provisions of Section 409A of the Internal Revenue Code and applicable regulations thereunder (the “Code”):
NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein, and intending to be legally bound hereby, the parties agree to amend the Agreement as follows, effective January 1, 2009; provided, however, that any provision below required to apply as of a date prior to January 1, 2009 in order for the Agreement to comply with Code Section 409A shall be effective as of such earlier date:
1. Termination of Employment. Where the Agreement refers to the Executive’s termination of employment for purposes of receiving any payment, whether such a termination has occurred will be determined in accordance with Section 409A of the Internal Revenue Code and applicable regulations thereunder, generally described (as currently in effect) in Exhibit A.
2. Timing of Payments. Where the Agreement requires the following payments to be made to the Executive, the following rules shall apply, and any inconsistent provision in the Agreement shall be superseded:
(a)
To the extent that the Agreement requires that a payment shall be made upon or as soon as reasonably practicable after an event (e.g., termination of employment), such payment shall be made no later than 90 days after the occurrence of such event (or, if earlier, within 2 1/2 months following the end of the Executive’s taxable year in which such event occurs). The Executive may not designate the taxable year of such payment.

(b)
To the extent that any payment in the Agreement is contingent upon the Executive entering into a separation and release agreement with the Company, the Executive shall sign and return the separation and release agreement within the reasonable time period designated by the Company, in order to assure that payment shall be made within the time period set forth in paragraph (a) above but not prior to expiration of any period specified for revocation of such Agreement by the Executive.

(c)
To the extent that the Agreement provides for the reimbursement of specified expenses incurred by the Executive, such reimbursement shall be made in accordance with the provisions of the Agreement, but in no event later than the last day of the Executive’s taxable year following the taxable year in which the expense was incurred. The amount of expenses eligible for reimbursement or in-kind benefits provided by the Company in any taxable year of the Executive shall not affect the amount of expenses or in-kind benefits to be reimbursed or provided in any other year (except in the case of maximum benefits to be provided under a medical reimbursement arrangement, if applicable).

(d)
Annual bonus otherwise payable under the Agreement after the end of a bonus plan performance period shall be paid within 2 1/2 months after the end of the fiscal year of the Company to which such bonus relates.

(e)	The last sentence of the first paragraph of Section 3 of the Agreement is deleted.
3. Section 409A Compliance. The following provision is added to the Agreement as new Section 16:
16. Code Section 409A. Payments in respect of the Executive’s Termination of Employment under the Agreement are designated as separate payments for purposes of the short-term deferral rules under Treasury Regulation Section 1.409A-1(b)(4)(i)(F) and the exemption for involuntary terminations under separation pay plans under Treasury Regulation Section 1.409A-1(b)(9)(iii). As a result, (a) any payments that become vested as a result of the Executive’s Termination of Employment under the Agreement that are made on or before the 15th day of the third month of the calendar year following the calendar year of the Executive’s Termination of Employment, and (b) any additional payments that are made on or before the last day of the second calendar year following the year of the Executive’s Termination of Employment and do not exceed the lesser of two times Base Salary or two times the limit under Code Section 401(a)(17) then in effect, and (c) the payment of medical expenses within the applicable COBRA period, are exempt from the requirements of Code Section 409A. If the Executive is designated as a “specified employee” within the meaning of Code Section 409A (and Company is publicly traded on any securities market), to the extent that any deferred compensation payments to be made during the first six month period following Executive’s termination of employment exceed such exempt amounts, the payments shall be withheld and the amount of the payments withheld will be paid in a lump sum, without interest, during the seventh month after Executive’s termination; provided, however, that if the Executive dies prior to the expiration of such six month period, payment to the Executive’s beneficiary shall be made as soon as practicable following the Executive’s death. The Company shall identify in writing delivered to the Executive any payments it reasonably determines are subject to delay under this Section 16. In no event shall the Company have any liability or obligation with respect to taxes for which the Executive may become liable as a result of the application of Code Section 409A.

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IN WITNESS WHEREOF, the parties have executed this Amendment on or prior to December 31, 2008, as of the date and year first above written.

MONSTER WORLDWIDE, INC.

By:	/s/ Salvatore Iannuzzi

	Its:	Chairman of the Board, President and Chief Executive Officer

EXECUTIVE
/s/ Darko Dejanovic

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EXHIBIT A TO
SECTION 409A COMPLIANCE AMENDMENT
TO EXECUTIVE EMPLOYMENT AGREEMENT
Addendum to Paragraph 1 Regarding Termination of Employment
(a)
The Executive shall not be treated as having incurred a voluntary termination of employment while on military leave, sick leave, or other bona fide leave of absence if the period of such leave does not exceed six months, or if longer, so long as the Executive’s right to reemployment with the Company is provided either by statute or by contract. If the period of leave exceeds six months and the right to reemployment is not provided either by statute or by contract, the employment relationship is deemed to terminate on the first date immediately following such six-month period.

(b)
Whether the Executive shall have incurred a termination of employment shall be determined based on all relevant facts and circumstances. In situations in which the Executive continues to be carried on the payroll of the Company but performs only nominal services, or ceases to be an employee but continues to provide substantial services in another capacity, such as pursuant to a consulting agreement, the determination of whether a termination of employment has occurred shall be determined in accordance with Treasury Regulation Section 1.409A-1(h)(1)(ii), or any successor thereto.

(c)	For additional information, see Treasury Regulation Section 1.409A-1(h).

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